UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Arconic Inc. made the following materials available to shareholders:

Elliott Management is an activist hedge fund.
They have sent you some colorful illustrations.

ARCONIC

BUT DON'T BE MISLED. GET THE FACTS IN BLACK AND WHITE.

YOUR ARCONIC BOARD	ACTIVIST HEDGE FUND ELLIOTT MANAGEMENT
✓ Through a business transformation and separation, shareholders have realized $8 billion of value over 8 years.[1]	⊗ Twisted the truth about Arconic's total shareholder returns to mislead shareholders.
✓ Appointed an experienced Interim CEO who brings decades of relevant experience.	⊗ Pushes for a CEO who is on their payroll. How can this CEO do what's best for all Arconic shareholders when Elliott has agreed to pay him approximately $28 million over the next two years?
✓ Tried in good faith to settle this disruptive proxy fight repeatedly.	⊗ Reneged twice. After initially agreeing to terms, Elliott backed out of two settlement agreements.
✓ Added 7 new Board members in the last 16 months who bring fresh external perspectives and are not tethered to any one investor.	⊗ Elliott is a single investor owning only 13.2% of Arconic's stock, yet wants to nominate 70% of the Board. This hedge fund is seeking undue influence over your company.
✓ Is focused on shareholder value creation. Has put forth a strategy for profitable growth in attractive markets through customer partnerships, innovation and disciplined cost control.	⊗ Wants to sacrifice long-term value creation for short-term gains. Elliott's strategy and proposed CEO could destroy Arconic's technological advantage and damage our customer relationships.
✓ Has support of important customers and employees: including Airbus, GE, Boeing, United Technologies, and The United Steelworkers.	⊗ Arconic customers and employee organizations have not voiced support for Elliott.
✓ Answers to you.	⊗ Answers only to themselves and their investors.

ELLIOTT IS THREATENING THE VALUE OF YOUR INVESTMENT.

Elliott is an activist hedge fund obligated to serve its own investors, with no fiduciary duty to you. It is demanding undue influence over all of Arconic and may imperil your investment. Don't be misled. Protect the value of your investment and keep Arconic strong. Vote your shares **in support of the Arconic Board — proven leaders who are engaged and committed to creating value for all shareholders.**

Vote the NEW WHITE proxy card today. If you've already voted, do so again using the NEW WHITE proxy card.

Your Vote Is Important! Keep Arconic strong. Vote the NEW WHITE VOTE BY TELEPHONE, INTERNET OR MAIL Proxy Card Today We urge you to discard any BLUE proxy card you might receive from Elliott Management. Remember, only your latest-dated proxy counts. If you have voted using the Blue proxy card, you have every right to change your vote. Please just vote again TODAY, using the enclosed NEW WHITE proxy card. If you have any questions, please call our proxy solicitor: Innisfree M&A Incorporated (877) 750-5836 (TOLL-FREE from the U.S. and Canada) (412) 232-3651 (from other locations) 1 Value represents the aggregate change in market value of the total shares outstanding of Alcoa Inc. from March 18, 2009 through March 1, 2017, plus dividends. The value is calculated using the package value to Alcoa Inc. shareholders from March 18, 2009 through March 1, 2017. Package value to Alcoa Inc. shareholders includes Alcoa Inc. total shareholder return through October 31, 2016. From November 1, 2016 through March 1, 2017, package value to the Alcoa Inc. shareholder is calculated based on the performance of 1 share of Arconic and 1/3 share of Alcoa Corp. On November 1, 2016, as a result of the separation, every shareholder of Alcoa Inc. retained 1 share of Arconic and received 1/3 share of Alcoa Corp. for every 1 share of Alcoa Inc.; the package value calculates the total value to the former Alcoa Inc. shareholder over the specified time period. Calculation based on closing prices and reflects Arconic analysis of Capital IQ data.